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                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): January 5, 2001

                          Atlas Pipeline Partners, L.P.
                          -----------------------------
             (Exact name of registrant as specified in its charter)

         Delaware                         1-14998               23-3011077
         --------                         -------               ----------
     (State or other                    (Commission          (I.R.S. Employer
jurisdiction of incorporation)          File Number)         Identification No.)

               311 Rouser Road, Moon Township, Pennsylvania 15108
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               (Address of principal executive offices) (Zip code)

       Registrant's telephone number, including area code: (412) 262-2830


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Item 2:  Acquisition or Disposition of Assets

         Pursuant to an earlier executed Purchase and Sale Agreement, on January 5, 2001, Atlas Pipeline Partners, L.P. acquired the gas gathering system of Kingston Oil Corporation located in southeastern Ohio. The gas gathering system consists of approximately 100 miles of pipeline carrying, as of January 5, 2001, approximately 1.7 million cubic feet of natural gas throughput per day. As of January 5, 2001, the gathering system served approximately 240 natural gas well units. Atlas Pipeline intends to maintain, operate and carry on the business of Kingston with respect to the gathering system in substantially the same manner.

         Atlas Pipeline paid Kingston $1.25 million in cash and issued to it 88,235 common units in Atlas Pipeline to acquire the gathering system. The purchase price was determined by Atlas Pipeline through a discounted cash flow analysis of projected future income from the gathering system. Atlas Pipeline drew upon a $10.0 million line of credit administered by PNC Bank, National Association, in order to make the cash payment. The common units issued are restricted securities. Simultaneously, Atlas Pipeline entered into a registration rights agreement with Kingston pursuant to which Atlas Pipeline will, no sooner than January 5, 2002 and no later than July 5, 2002, register the resale of the units under the Securities Act of 1933, as amended.

         Along with the acquisition, Atlas Pipeline entered into an agreement with Atlas Noble Corp., an affiliate of Atlas Pipeline's general partner, to transport gas from the gas producing properties acquired by Atlas Noble from Kingston.

         For further terms and conditions of the acquisition, reference is made to the Purchase and Sale Agreement, a copy of which is attached as an exhibit to this Current Report and is incorporated by reference.

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Item 7:  Financial Statements and Exhibits

         (c)      Exhibits

                  (2) Purchase and Sale Agreement, dated October 6, 2000, among Atlas Pipeline Ohio, LLC, Atlas Pipeline Partners, L.P. and Kingston Oil Corporation.


                  (10) Registration Rights Agreement, dated January 5, 2001, between Atlas Pipeline Partners, L.P. and Kingston Oil Corporation.



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                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    ATLAS PIPELINE PARTNERS, L.P.

                                    By:   Atlas Pipeline Partners GP, LLC,
                                          Its General Partner
Date: January 12, 2001
                                    By:   /s/ Michael L. Staines
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                                    Michael L. Staines
                                    Chief Operating Officer and Secretary






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